Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the 2001 Stock Plan of the Impac Mortgage Holdings, Inc. and to the incorporation by reference therein of our report dated March 7, 2006, with respect to the consolidated financial statements of Impac Mortgage Holding, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Impac Mortgage Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Impac Mortgage Holding, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
August 7, 2006